Exhibit 99.1

INVESTOR AND MEDIA CONTACT	Joe McNeely

TELEPHONE	(800) 458-2235

FOR IMMEDIATE RELEASE             November 1, 2011

FreightCar America, Inc. Reports Third Quarter 2011 Results

Highlights

•	Fourth consecutive quarter of improved railcar deliveries, revenue, operating income, and gross margin

•	Achieved positive operating income for the first time since the third quarter of 2009

•	Improving railcar market environment as evidenced by increasing orders, deliveries and backlog

Chicago, IL, November 1, 2011 — FreightCar America, Inc. (NASDAQ: RAIL) today reported results for its third quarter ended September 30, 2011, with revenues of $130.1 million and a net loss of $2.4 million, or $(0.20) per diluted share. For the second quarter of 2011, the Company reported revenues of $97.6 million with net income of $0.2 million, or $0.02 per diluted share. For the third quarter of 2010, the Company reported revenues of $41.3 million and a net loss of $4.7 million, or $(0.39) per diluted share.

The Company delivered 1,515 railcars to customers in the third quarter of 2011, all of which were new railcars. This compares to 1,309 new and leased railcars delivered in the second quarter of 2011 and 600 new railcars delivered in the third quarter of 2010. There were 2,840 units ordered in the third quarter of 2011, compared to 1,089 units ordered in the second quarter of 2011 and 17 units ordered in the third quarter of 2010. Total manufacturing backlog was 6,311 units at September 30, 2011 compared to 4,986 units at June 30, 2011 and 2,417 units at September 30, 2010.

“The third quarter’s positive operating results reflect improved demand for our railcars, improved margins, and higher operating leverage due to the cost containment efforts implemented in prior quarters,” said Ed Whalen, President and Chief Executive Officer.

“Third quarter 2011 Manufacturing segment revenues, gross profit and operating income improvement from the prior quarter, reflects the coal car replacement cycle that began earlier this year and improvement in the overall railcar market. The demand for coal remains mixed. While export coal loadings continued their strong showing and coal stockpiles have decreased, third quarter 2011 total coal loadings were 2.2% below third quarter 2010 levels due to flooding in the Midwest and Canada. In addition, electricity demand was flat as compared to the same period last year due to low industrial demand.”

“Our Services segment continues to contribute to operating results, and its backlog of work remains solid. However, the Services segment was impacted by fewer trains shopped for repairs in the third quarter as railroads and utilities kept trains in service to make up for flood-related coal delivery delays. We believe that this segment will continue to enhance our overall operating results moving forward and we remain committed to our strategy of expanding our presence in the railcar services sector.”

Whalen concluded, “As the coal car market recovery is progressing, we continue to manage the business to maximize overall income, execute our strategic priorities and prudently grow each of our business segments, while maintaining our financial strength and flexibility. We believe this will create long-term value for our shareholders.”

The Manufacturing segment, which includes new railcar manufacturing, used railcar sales, leasing and major rebuilds, had revenues of $122.2 million in the third quarter of 2011 compared to $39.3 million for the third quarter of 2010. The increase in revenues reflects an increase in railcars delivered, higher average revenue per railcar, and improvement in margins on certain railcar types. Manufacturing segment revenues were $88.3 million in the second quarter of 2011. Operating income for the Manufacturing segment was $6.9 million, compared to a loss of $1.8 million in the third quarter of 2010 and operating income of $2.1 million in the second quarter of 2011.

Revenues for the Services segment, which includes railcar repair and maintenance, railcar inspection, parts sales and railcar fleet management services, were $7.9 million in the third quarter of 2011, or $5.8 million higher than the third quarter of 2010, but $1.4 million lower than the second quarter of 2011. The revenue increase from 2010 reflects the contribution from the FreightCar Rail Services business, acquired on November 1, 2010, and a higher volume of parts sales. Services segment operating income was $1.1 million for the third quarter of 2011, which was $0.6 million higher than the third quarter of 2010, but essentially in line with the second quarter of 2011.

Corporate costs were $6.2 million for the quarter ended September 30, 2011, which were $0.2 million higher than the same quarter last year and $1.0 million higher than the second quarter of this year.

The Company’s year-to-date effective tax rate of 12.3%, versus 81.1% as of June 30, 2011, reflects the benefit of tax deductible goodwill, the impact of changes in statutory state tax rates on deferred tax balances and other items on the full year forecasted taxable results. Tax deductible goodwill and other tax deductions increase the effective tax rate above statutory rates in periods of loss and reduces the effective tax rate below statutory rates during periods of profitability. This impact is magnified at low levels of consolidated loss or income.

Cash and cash equivalents and restricted cash as of September 30, 2011 were $66.8 million, compared to $53.3 million as of June 30, 2011 and $64.1 million as of December 31, 2010. The increase in cash reflects the proceeds from the sale of railcars on lease, partially offset by the use of cash to fund working capital as railcar production increased. The Company’s $30.0 million revolving credit facility remains undrawn.

Railcars under lease totaled $57.2 million at the end of the third quarter of 2011 compared to $65.8 million at the end of the second quarter of 2011 and $65.4 million at the end of 2010. The decrease in railcars under lease reflects sales of leased railcars.

The Company will host a conference call on Tuesday, November 1, 2011 at 11:00 a.m. (Eastern Daylight Time) to discuss the Company’s third quarter financial results. To participate in the conference call, please dial (800) 288-8961, confirmation #221441. Interested parties are asked to dial in approximately 10 to 15 minutes prior to the start time of the call. The live audio-only webcast can be accessed at:

https://im.csgsystems.com/cgi-bin/confCast

Conference ID#: 221441

If you need technical assistance, call the toll-free AT&T ConferenceCasting Support Help Line at 1-888-793-6118. Please note that the webcast is listen-only and webcast participants will not be able to participate in the question and answer portion of the call. An audio replay of the conference call will be available beginning at 1:00 p.m. (Eastern Daylight Time) on November 1, 2011 until 11:59 p.m. (Eastern Standard Time) on December 1, 2011. To access the replay, please dial (800) 475-6701. The replay pass code is 221441. An audio replay of the call will be available on the Company’s website within two days following the earnings call.

*            *             *            *            *

FreightCar America, Inc. manufactures railroad freight cars, with particular expertise in coal-carrying railcars, supplies railcar parts, leases freight cars through its JAIX Leasing Company subsidiary and provides railcar maintenance, repairs and management through its FreightCar Rail Services, LLC subsidiary. In addition to coal cars, FreightCar America designs and builds bulk commodity cars, flat cars, mill gondola cars, intermodal cars, coil steel cars and motor vehicle carriers. It is headquartered in Chicago, Illinois and has facilities in the following locations: Clinton, Indiana; Danville, Illinois; Grand Island, Nebraska; Hastings, Nebraska; Johnstown, Pennsylvania; Lakewood, Colorado; and Roanoke, Virginia. More information about FreightCar America is available on its website at www.freightcaramerica.com.

This press release may contain statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and customer acceptance of orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and the additional risk factors described in our filings with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

# # #

FreightCar America, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30, 2011	December 31, 2010
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$65,875	$61,780
Restricted cash	910	2,322
Accounts receivable, net	9,042	4,106
Inventories	92,354	57,713
Inventory on lease	—	6,686
Other current assets	4,193	7,065
Deferred income taxes, net	10,804	10,804

Total current assets	183,178	150,476

Long-term inventory	—	7,793
Property, plant and equipment, net	36,832	40,503
Railcars available for lease, net	57,222	58,725
Goodwill	22,128	22,052
Deferred income taxes, net	26,613	26,203
Other long-term assets	4,380	4,891

Total assets	$330,353	$310,643

Liabilities and Stockholders’ Equity
Current liabilities
Account and contractual payables	$38,476	$12,882
Accrued payroll and employee benefits	4,722	4,129
Accrued postretirement benefits	5,347	5,347
Accrued warranty	7,274	7,932
Customer deposits	4,364	3,894
Other current liabilities	4,635	4,497

Total current liabilities	64,818	38,681
Accrued pension costs	11,222	15,689
Accrued postretirement benefits	58,894	59,909
Other long-term liabilities	4,401	3,784

Total liabilities	139,335	118,063

Stockholders’ equity
Preferred stock	—	—
Common stock	127	127
Additional paid in capital	99,604	98,722
Treasury stock, at cost	(35,842)	(36,539)
Accumulated other comprehensive loss	(19,598)	(20,000)
Retained earnings	146,727	150,274

Total FreightCar America stockholders’ equity	191,018	192,584
Noncontrolling interest in JV	—	(4)

Total stockholders’ equity	191,018	192,580

Total liabilities and stockholders’ equity	$330,353	$310,643

FreightCar America, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(In thousands, except share and per share data)
Revenues	$130,103	$41,330	$299,926	$91,859
Cost of sales	120,986	42,148	284,602	89,108

Gross profit (loss)	9,117	(818)	15,324	2,751
Selling, general and administrative expense	7,306	6,503	20,173	18,048
Gain on sale of railcars available for lease	—	—	(975)	—

Operating income (loss)	1,811	(7,321)	(3,874)	(15,297)
Interest expense, net	49	562	166	827

Operating income (loss) before income taxes	1,762	(7,883)	(4,040)	(16,124)
Income tax provision (benefit)	4,211	(3,178)	(497)	(6,798)

Net loss	(2,449)	(4,705)	(3,543)	(9,326)
Less: Net (loss) income attributable to noncontrolling interest in JV	(8)	(9)	4	(31)

Net loss attributable to FreightCar America	$(2,441)	$(4,696)	$(3,547)	$(9,295)

Net loss per common share attributable to FreightCar America– basic	$(0.20)	$(0.39)	$(0.30)	$(0.78)

Net loss per common share attributable to FreightCar America– diluted	$(0.20)	$(0.39)	$(0.30)	$(0.78)

Weighted average common shares outstanding— Basic	11,919,803	11,906,193	11,914,278	11,892,724

Weighted average common shares outstanding— Diluted	11,919,803	11,906,193	11,914,278	11,892,724
Dividends declared per common share	$—	$—	$—	$0.06

FreightCar America, Inc.

Condensed Segment Data

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(In thousands)
Revenues:
Manufacturing	$122,183	$39,256	$273,643	$80,978
Services	7,920	2,074	26,283	10,881

Consolidated Total	$130,103	$41,330	$299,926	$91,859

Operating Income (Loss):
Manufacturing	$6,876	$(1,780)	$9,199	$(3,763)
Services	1,138	508	3,394	5,382
Corporate	(6,203)	(6,049)	(16,467)	(16,916)

Consolidated Total	$1,811	$(7,321)	$(3,874)	$(15,297)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
	2011	2010
	(In thousands)
Cash flows from operating activities
Net loss	$(3,543)	$(9,326)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation and amortization	6,700	4,964
Other non-cash items	(582)	(1,518)
Deferred income taxes	(664)	(6,122)
Compensation expense under stock option and restricted share award agreements	1,652	1,238
Changes in operating assets and liabilities:
Accounts receivable	(4,758)	(3,375)
Inventories	(27,245)	(12,289)
Inventory on lease	—	(6,686)
Other current assets	2,753	(4,058)
Account and contractual payables	25,476	1,664
Accrued payroll and employee benefits	593	(4,109)
Income taxes receivable	548	220
Accrued warranty	(658)	(1,174)
Customer deposits and other current liabilities	405	8,692
Deferred revenue, non-current	350	(349)
Accrued pension costs and accrued postretirement benefits	(5,065)	(345)

Net cash flows used in operating activities	(4,038)	(32,573)

Cash flows from investing activities
Restricted cash deposits	—	(3,622)
Restricted cash withdrawals	1,412	3,932
Purchase of securities available for sale	—	(29,982)
Maturity of securities available for sale	—	59,996
Proceeds from sale of railcars available for lease	7,761	169
Purchase price adjustment for business acquired	(166)	—
Cash payments received on deposit for sale of property, plant and equipment	—	1,800
Purchases of property, plant and equipment	(801)	(965)

Net cash flows provided by investing activities	8,206	31,328

Cash flows from financing activities
Deferred financing costs paid	—	(103)
Employee restricted stock settlement	(73)	(240)
Cash dividends paid to stockholders	—	(716)

Net cash flows used in financing activities	(73)	(1,059)

Net increase (decrease) in cash and cash equivalents	4,095	(2,304)
Cash and cash equivalents at beginning of period	61,780	98,015

Cash and cash equivalents at end of period	$65,875	$95,711

,